May 9, 2017

GreenMo, Inc.

6930 Carroll Avenue Suite 432

Takoma Park, Maryland 20912

Re: GreenMo, Inc. - Validity of Issuance of Shares

Ladies and Gentlemen:

I have acted as counsel to GreenMo, Inc., a Nevada corporation (the “Company”), in connection with the Company’s Offering Statement on Form 1-A (the “Offering Statement”), relating to the application for exemption from registration under Section 3(b) of the Securities Act of 1933, as amended (the “Securities Act”), and Regulation A promulgated thereunder, of 25,000,000 shares of common stock, par value $0.0001 per share (the “Shares”).

In connection with the opinion contained herein, I have examined the registration statement, the articles of incorporation and bylaws, the minutes of meetings of its board of directors, as well as all other documents necessary to render an opinion. In my examination, I have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as certified or photostatic copies and the authenticity of the originals of such copies.

Based upon and subject to the foregoing, I am of the opinion that upon issuance, the Shares will be validly issued and fully paid and nonassessable.

The opinion opines upon the laws of the State of Nevada and reported judicial decisions interpreting those laws. This opinion does not address or relate to any specific state securities laws. I assume no duty to communicate with the registrant in respect to any matter that comes to my attention after the date of effectiveness of the registration statement.

I further consent to the use of this opinion as an exhibit to the registration statement and to the reference to my firm in the prospectus made part of the registration statement.

Respectfully submitted,

/s/Adam S. Tracy

Adam S. Tracy

For GreenMo